Exhibit 99.1

For Information: Michael D. Friday	For Immediate Release
Telephone: (216) 910-3503	August 8, 2006

Aleris Reports Record Second Quarter Operating Income, Net Income and EPS

BEACHWOOD, Ohio -August 8, 2006 – Aleris International, Inc. (NYSE: ARS) today reported record results for the second quarter of 2006 and for the six months ended June 30, 2006.

Summary

•	Operating income increased to a quarterly record of $102.6 million for the second quarter of 2006 from last year’s $30.8 million, an increase of $71.8 million, or 233%.

•	Second quarter net income was a record $55.4 million, or $1.75 per share, at an estimated tax rate of 36.9%, compared with reported net income of $18.9 million, or $0.60 per share, in the second quarter of 2005, based on an estimated tax rate of 9.8%. Last year’s reported second quarter earnings per share would have been $0.42 using the 2006 estimated tax rate.

•	Adjusted earnings per share was a record $1.40 in the second quarter of 2006 at the estimated tax rate of 36.9%, compared with adjusted earnings per share of $0.96 in the prior year’s second quarter using an adjusted effective 2005 tax rate of 8.75%. Adjusted to the estimated 2006 tax rate, last year’s adjusted earnings per share would have been $0.65.

•	Sequentially, adjusted earnings per share increased 51% to $1.40 per share in the second quarter of 2006 compared with $0.93 per share in the first quarter of 2006.

•	Net debt to EBITDA excluding special items on a last-twelve-month basis decreased to 2.1x at June 30, 2006 compared with 2.8x at year end, due primarily to significantly higher second quarter EBITDA.

•	Merger-related synergies from the Commonwealth acquisition and companywide productivity initiatives aggregated $15 million for the quarter while synergies related to the 2005 acquisitions totaled approximately $11 million, exceeding the Company’s expectations.

•	The Company is raising its estimate of merger-related synergies from the Commonwealth acquisition and companywide productivity initiatives to be realized within 18 to 24 months of the merger to $65 million from $50 million.

•	On August 1, 2006 Aleris closed the acquisition of the downstream aluminum business of Corus Group plc for a purchase price of €695 million ($887 million). Simultaneously, the Company entered into new credit agreements, the proceeds from which were used to fund the acquisition and refinance substantially all of the Company’s existing indebtedness. The Company expects to incur charges in the third quarter of approximately $53.5 million related to the refinancing.

	Three Months Ended June 30		Six Months Ended June 30
(amounts in millions, except per share data)	2006	2005	2006	2005
Volume
Recycling & alloys lbs processed	881	838	1,755	1,670
Rolled products lbs shipped	291	238	566	498

Revenue	$1,012.8	$603.6	$1,860.4	$1,248.6
Net income	55.4	18.9	83.6	48.0
Earnings per share*	1.75	0.60	2.64	1.54
Adjusted earnings per share*	1.40	0.96	2.33	2.29
EBITDA (1)	117.8	43.7	192.5	100.2
EBITDA excluding special items (1)	99.9	55.3	176.6	123.8

*	- all per share data is presented on a fully diluted basis, unless otherwise noted.
(1)	In this press release, we refer to various non-GAAP (generally accepted accounting principles) financial measures including (i) EBITDA, (ii) EBITDA excluding special items and (iii) adjusted earnings per share. The methods used to compute these measures are likely to differ from the methods used by other companies. These non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’s measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the accompanying tables reconciling the non-GAAP financial measures to comparable GAAP amounts. “EBITDA,” as used in this press release, is defined as net income before interest income and expense, taxes, depreciation and amortization and minority interests. “EBITDA excluding special items,” as used in this press release, is defined as EBITDA excluding restructuring and other charges, mark-to-market FAS 133 unrealized gains and losses on derivative financial instruments, and the non-cash cost of sales impact of the write-up of inventory and other items through purchase accounting. “Adjusted earnings per share” excludes the per-share impact of these special items. Management uses EBITDA as a performance metric and believes this measure provides additional information commonly used by our stockholders, noteholders and lenders with respect to the performance of our fundamental business objectives, as well as our ability to meet future debt service, capital expenditures and working capital needs. Management believes EBITDA excluding special items and adjusted earnings per share is useful to our stakeholders in understanding our operating results and the ongoing performance of our underlying businesses without the impact of these special items. Additionally, management uses EBITDA because the Company’s new asset-backed lending facility, term-loan lending facility and senior unsecured facility use EBITDA with additional adjustments to measure its compliance with covenants such as fixed charge coverage and debt incurrence.

Aleris resulted from the December 9, 2004 merger of IMCO Recycling Inc. and Commonwealth Industries, Inc. During the last half of 2005, the Company made several acquisitions, including Tomra Latasa Reciclagem, which closed in August, ALSCO Holdings, Inc., which closed in October, and Alumitech, Inc., and the acquisition of selected assets of Ormet Corporation, both of which closed in December. The Company’s reported results for 2006 include these acquisitions, but 2005 has not been recast on a comparable basis and represents 2005 results as reported.

Second Quarter 2006 Operating Results

Aleris reported second quarter 2006 revenues of $1.01 billion and net income of $55.4 million, or $1.75 per share. Results for 2006 are reported using a 36.9% estimated tax rate. These results include $0.35 per share of favorable impact from special items attributable to a $12.5 million unrealized gain on currency hedges related to a portion of the euro purchase price for the downstream aluminum operations of Corus Group plc (“Corus Aluminum”) and $5.5 million of non-cash mark-to-market FAS 133 unrealized metal hedge gains. The Company completed the Corus Aluminum acquisition August 1, 2006.

For the second quarter of 2005, Aleris reported revenues of $603.6 million and net income of $18.9 million, or $0.60 per diluted share, using an effective tax rate of approximately 9.8%. These results include $0.36 per share of unfavorable special items, including $9.5 million of mark-to-market FAS 133 metal hedge losses, $1.1 million related to the non-cash cost of sales impact of the write-up of rolled products assets to fair value at the date of purchase, and $1.0 million of restructuring and asset impairment charges. Last year’s reported second quarter earnings per share would have been $0.42 using the 2006 estimated tax rate.

Second quarter 2006 adjusted earnings per share was $1.40 compared with $0.96 in the comparable year-ago period. Prior-year adjusted EPS would have been $0.65 on a comparable tax rate basis. EBITDA excluding special items totaled $99.9 million in the second quarter of 2006, an increase of 81% compared with $55.3 million in the second quarter of 2005. The Company’s improved results were driven primarily by continued improvements in both the aluminum recycling and zinc businesses, the impact of 2005 acquisitions, as well as synergies and productivity gains companywide.

Steven J. Demetriou, Chairman and Chief Executive Officer of Aleris, said, “We are extremely pleased with the record results we achieved for the second quarter of 2006 with operating income increasing more than 200% from the prior-year period. The results not only exceeded our expectations but also reaffirmed the strength of our businesses. Our rolled products business benefited from acquisitions, strengthened margins from improved scrap spreads, the favorable FIFO impact of the rising London Metal Exchange (LME) on a year-over-year basis and continued productivity improvements. Aluminum recycling increased the momentum begun over the last several quarters, while zinc continued to generate record earnings. We are particularly pleased with the impact of the acquisitions we made in 2005 which are contributing substantially to our increased profitability.”

Year-to-date Operating Results

For the first half of 2006, Aleris reported revenues of $1.86 billion and net income of $83.6 million or $2.64 per share. These results include $0.31 per share of favorable impact from special items, including the $12.5 million Corus Aluminum acquisition-related unrealized currency hedge gain, $4.7 million of non-cash mark-to-market FAS 133 unrealized metal hedge gains and $0.3 million related to adjustments to reduce a restructuring accrual, offset partially by $1.6 million of non-cash cost of sales impact related to the writeup of acquired assets to fair value. For the comparable 2005 period, the Company reported revenues of $1.25 billion and net income of $48.0 million, or $1.54 per share. Those results included $0.75 per share of special items, including $13.1 million of mark-to-market FAS 133 metal hedge losses, $6.7 million related primarily to the non-cash cost of sales impact of the write-up of rolled products inventory to fair value at date of purchase, and $3.8 million of asset impairment charges.

First half 2006 adjusted earnings per share of $2.33 compare to $2.29 per share in 2005, or $1.57 using the 2006 tax rate of 36.9%. EBITDA excluding special items was $176.6 million in the first half of 2006 compared with $123.8 million for the prior-year period. The improved results for 2006 were largely the result of 2005 acquisitions and continued gains from synergies and productivity improvements.

Net debt decreased by $36.3 million since December 31, 2005, resulting in net debt to EBITDA excluding special items on a last-twelve-month basis declining to 2.1x at June 30, 2006 compared with 2.8x at year end.

Rolled Products

Rolled products shipments totaled 291 million pounds in the second quarter of 2006, including approximately 68 million pounds from acquisitions. This compared with shipments of 238 million pounds for the comparable period in 2005. Excluding acquisitions, rolled products shipments were down approximately 6% compared with the 2005 second quarter as customers continued to delay orders due to high LME prices and as the Company continued to focus on profitability rather than volume. Rolled products segment income was $52.4 million in the second quarter of 2006, compared with segment income of $38.3 million in the prior-year period. Increased income was driven primarily by the 2005 acquisitions of ALSCO and certain assets of Ormet, favorable scrap spreads, improved productivity and the favorable FIFO impact of the rising LME, which more than offset expected declines in rolling margins and volume as well as inflation in freight, energy and other conversion costs.

Excluding acquisitions, material margins for the second quarter improved to $0.481 per pound, compared with $0.460 in the year-earlier period as improving scrap spreads and the favorable FIFO impact of the rising LME more than offset an expected decline in rolling margins. Sequentially, material margins excluding acquisitions declined $0.052 due to the significant favorable impact of the rising LME on first quarter results, partially offset by improving scrap spreads in the second quarter. Including acquisitions, material margins were $0.513 per pound as ALSCO products have higher material margins than the underlying rolled products business. Including acquisitions, cash conversion costs were $0.223 per pound. Sequentially, cash conversion costs declined $0.026 per pound during the second quarter of 2006 due to higher volumes and continued productivity improvements.

During the second quarter 2006, the rolled products business segment completed the closure of its Carson, California, plant which ceased production on March 31, 2006 and realized $2.6 million in synergies from the closure.

Year-to-date rolled products shipments totaled 566 million pounds compared with 498 million pounds reported in the first half of 2005. Excluding acquisitions, material margins for the first half of 2006 improved to $0.507 per pound, compared with $0.474 in the first half of 2005 as the favorable FIFO impact of the rising LME, favorable scrap spreads and improved productivity more than offset an expected decline in rolling margins. Including acquisitions, material margins were $0.524 per pound in the first half of 2006 while cash conversion costs were $0.236 per pound. Segment income was $94.8 million for the first half of 2006 compared with $87.8 million in the comparable prior-year period.

Contributing to the earnings increase were the 2005 acquisitions of both ALSCO and certain assets of Ormet, which drove shipped pounds higher, as well as widening scrap spreads and the favorable FIFO impact of the rising LME. In addition, the rolled products segment has achieved excellent results in its Six Sigma and productivity initiatives. These factors have more than offset decreases in legacy business volumes primarily due to the high LME, slightly lower rolling margins and increases in freight, paint and certain conversion costs such as labor and natural gas.

Aluminum Recycling

Aluminum recycling segment income improved to $22.5 million in the second quarter of 2006 from $8.7 million in the second quarter of 2005. Second quarter 2006 processing volume of 524 million pounds compared with the 510 million pounds processed in the year-earlier second quarter. Increased volume related to the acquisition of Alumitech and certain assets of Ormet was partially offset by lower volume due to the shift of management responsibility for certain recycling facilities to rolled products beginning in 2006. The almost three-fold increase in segment income was driven by the capture of synergies and operational improvements, the Alumitech acquisition, increased volume and higher scrap spreads.

Year-to-date 2006 processing volume was 1.03 billion pounds compared with 1.02 billion pounds reported in the first half of 2005. Segment income in the first half of 2006 was $38.2 million compared with $12.9 million for the year-earlier period. This improvement was due to synergy capture, higher scrap spreads and the Alumitech acquisition

International

International processing volume of 290 million pounds for the second quarter of 2006 was 7% higher than the 272 million pounds processed in the prior year period. Second quarter 2006 segment income of $7.7 million was $4.5 million higher than the $3.2 million reported in the 2005 second quarter. Improved results at the Company’s German recycling operations and the 2005 acquisition of Tomra Latasa accounted for the majority of the increase. Sequentially, segment income improved 221% from the first quarter of 2006 as issues related to the startup of the Deizisau, Germany, recycling facility were resolved and expected margin improvements at the Company’s German recycling operations were realized.

Year-to-date international processing volume of 605 million pounds was 12% higher than the 539 million pounds processed in the first half of 2005. Segment income on a year-to-date basis was $10.1 million in 2006 compared with $7.7 million for the comparable period a year ago due primarily to the acquisition of Tomra Latasa.

Zinc

Zinc segment income of $19.2 million for the second quarter of 2006 quadrupled from the $4.8 million reported for the same period in 2005. Second quarter 2006 processing volume of 67 million pounds was up from the 56 million pounds processed in the second quarter of 2005 due to throughput improvements in zinc metal. The substantial increase in zinc segment income was due primarily to the unprecedented rise in LME zinc prices which has occurred this year, with the average LME price of zinc at $1.49 per pound in the second quarter of 2006 compared with $0.58 per pound in the comparable period of 2005.

Year-to-date segment income of $34.3 million compared with $10.1 million for the first half of 2005, while year-to-date processing volume of 125 million pounds compared with 113 million pounds reported for the first six months of 2005.

Corporate Expense

Corporate expense includes primarily corporate general and administrative expense (G&A) and interest expense. In addition, in order to simplify understanding of ongoing segment operations, corporate expense includes all restructuring and asset impairment charges as well as non-cash adjustments associated with mark-to-market FAS 133 accounting for hedging activity. In the second quarter of 2006, Aleris recorded $18.0 million of unrealized hedge gains, $12.5 million of which were related to hedging a portion of the purchase price paid to acquire Corus Aluminum. The balance of this amount was non-cash mark-to-market FAS 133 unrealized metal hedge gains. In addition, the Company reduced an accrual for restructuring costs related to the closure of the Carson, California, plant by $0.3 million. In the same period of 2005, Aleris recorded $9.5 million of non-cash mark-to-market FAS 133 unrealized metal hedge losses and $1.0 million of restructuring and other charges. Corporate G&A increased 38% to $19.2 million in the second quarter of 2006 from the comparable 2005 period due to increased incentive compensation expense, higher stock-based compensation expense partially resulting from the adoption of FAS 123R, and the Company’s centralization of certain functions. However, as a percentage of revenues, corporate G&A expense decreased to 1.9% in the second quarter of 2006 from 2.3% in the second quarter of 2005. Interest expense for the second quarter of 2006 increased to $13.7 million from $9.9 million in the second quarter of 2005 due to borrowings associated with the 2005 acquisitions and higher interest rates.

On a year-to-date basis, corporate G&A increased 24% to $34.6 million from $28.0 million in the comparable 2005 period due to increased incentive compensation and higher stock-based compensation expense and the centralization of certain functions. However, as a percentage of revenues, corporate G&A expense decreased to 1.9% in the first half of 2006 from 2.2% in the first half of 2005. Interest expense for year-to-date 2006 increased to $27.7 million from the $20.3 million in the prior-year period because of higher rates and higher borrowings related to the 2005 acquisitions.

Capital expenditures were $14.8 million for the second quarter of 2006, compared with $13.1 million for the previous year’s quarter. The increase primarily resulted from expansions at the Company’s rolled products facilities in Lewisport, Kentucky, and Uhrichsville, Ohio. Year-to-date capital expenditures were $25.8 million compared with $22.0 million in the first half of 2005.

Outlook

Mr. Demetriou said, “We are particularly pleased to have completed the Corus acquisition, which should strengthen our product portfolio, expand our global capabilities and contribute significantly to our future profitability. We welcome all 4,600 former Corus employees onto the Aleris team and look forward to building a world-class global aluminum company. In addition, we remain focused on achieving maximum benefit from the original Commonwealth merger and are again raising our estimated synergy target to $65 million from $50 million to be achieved within 18 to 24 months of the original merger.”

Conference Call and Webcast Information

Aleris will host a conference call on Tuesday, August 8, 2006 at 10 a.m. Eastern Time. Steven J. Demetriou, Aleris International’s Chairman and Chief Executive Officer, and Michael D. Friday, Executive Vice President and Chief Financial Officer, will host the call to discuss results.

The call can be accessed by dialing 800-329-9097 and referencing passcode # 39963935 at least 10 minutes prior to the presentation, which will begin promptly at 10 a.m. Eastern Time. In addition, the conference call will be broadcast live over the Internet at www.aleris.com.

A replay of the conference call will be posted to the Company’s Web site at www.aleris.com. A taped replay of the call will also be available by dialing 888-286-8010 or 617-801-6888 and referencing passcode # 82736773 beginning at 12:00 p.m. Eastern Time, August 8 until 11:59 p.m. Eastern Time, August 22, 2006.

About Aleris

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. The Company is also a recycler of zinc and a leading U.S. manufacturer of zinc metal and value-added zinc products that include zinc oxide and zinc dust. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 50 production facilities in North America, Europe, South America and Asia, and employs approximately 8,600 employees. For more information about Aleris, please visit our Web site at www.aleris.com.

Important Additional Information Regarding The Merger Will Be Filed With The SEC

In connection with the proposed merger, Aleris International, Inc. will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Aleris International, Inc. at the Securities and Exchange Commission’s web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Aleris by directing such request to Aleris International, Inc., Investor Relations, 25825 Science Park Drive, Beachwood, Ohio, 44072. Telephone: (216) 910-3634.

Aleris and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Aleris’s participants in the solicitation, which may be different than those of Aleris stockholders generally, is set forth in Aleris’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2006 operating performance; anticipated higher adjusted effective tax rates; expected cost savings; success in integrating Aleris’s recent acquisitions, including the acquisition of the downstream aluminum businesses of Corus Group plc; its future growth; an anticipated favorable economic environment in 2006; future benefits from acquisitions and new products; expected benefits from changes in the industry landscape and post-hurricane reconstruction; and anticipated synergies resulting from the merger with Commonwealth, the acquisition of the downstream aluminum businesses of Corus Group plc and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisition; further slowdowns in automotive production in the U.S. and Europe; the financial condition of Aleris’s customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that the Company processes; the ability of the Company to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of the Company; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions, including any decline caused by terrorist activities or other unanticipated events; future utilized capacity of the Company’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of the Company’s shipments; restrictions on and future levels and timing of capital expenditures; retention of the Company’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005, and quarterly report on Form 10-Q for the quarter ended March 31, 2006, particularly the sections entitled “Risk Factors” contained therein and in the section entitled “Risk Factors” contained in the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2006.

Contact:	Michael D. Friday

Aleris International, Inc.

Phone # 216-910-3503

Aleris International, Inc.

Consolidated Statement of Income

(in millions, except share and per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
REVENUES	$1,012.8	$603.6	$1,860.4	$1,248.6
Cost of sales	898.8	542.1	1,659.3	1,114.9

GROSS PROFIT	114.0	61.5	201.1	133.7
Selling, general and administrative expense	29.7	20.2	56.5	42.8
Restructuring and other (credits) charges	(0.3)	1.0	(0.3)	3.8
Unrealized (gains) losses on Derivative instruments	(18.0)	9.5	(17.2)	13.1

Operating income	102.6	30.8	162.1	74.0
Interest expense	13.7	9.9	27.7	20.3
Interest income	(0.4)	(0.4)	(0.6)	(0.6)
Other expense (income), net	0.8	(0.2)	1.3	(0.3)
Equity in net loss of affiliate	—	0.1	—	0.2

Income before provision for income taxes and minority interests	88.5	21.4	133.7	54.4

Provision for income taxes	32.9	2.4	49.7	6.2

Income before minority interests	55.6	19.0	84.0	48.2

Minority interests, net of provision for income taxes	0.2	0.1	0.4	0.2

Net income	$55.4	$18.9	$83.6	$48.0

Earnings per share:
Basic	$1.79	$0.62	$2.71	$1.58
Diluted	$1.75	$0.60	$2.64	$1.54

Weighted Average Shares Outstanding (in thousands):
Basic	30,936	30,732	30,857	30,303
Diluted	31,743	31,496	31,652	31,087

Aleris International, Inc.

Supplementary Information

(in millions, except percentages and per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
Depreciation and amortization	$16.0	$12.8	$31.7	$26.2
Capital spending	$14.8	$13.1	$25.8	$22.0

Segment Reporting
Volume (pounds processed):
Aluminum recycling	523.6	509.8	1,025.8	1,017.9
International	290.1	272.3	604.6	539.1
Zinc	67.2	55.8	124.5	112.9

	880.9	837.9	1,754.9	1,669.9

Percent tolled:	52%	50%	53%	50%

Shipped pounds – Rolled products	290.6	238.5	565.5	497.7

Revenues:
Rolled products	$477.8	$322.1	$890.3	$672.3
Aluminum recycling	200.9	129.9	379.8	274.4
International	188.1	101.0	354.8	203.6
Zinc	151.7	59.9	248.6	114.9
Intersegment eliminations	(5.7)	(9.3)	(13.1)	(16.6)

	$1,012.8	$603.6	$1,860.4	$1,248.6

Segment Income:
Rolled products	$52.4	$38.3	$94.8	$87.8
Aluminum recycling	22.5	8.7	38.2	12.9
International	7.7	3.2	10.1	7.7
Zinc	19.2	4.8	34.3	10.1

	$101.8	$55.0	$177.4	$118.5

Aleris International, Inc.

Condensed Consolidated Balance Sheet

(in millions)

	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current Assets:
Cash	$19.9	$6.8
Accounts receivable, net	490.8	325.1
Inventories	448.6	404.8
Derivative financial instruments	26.0	28.0
Other current assets	46.6	46.1

Total Current Assets	1,031.9	810.8

PP&E, net	521.5	537.8
Goodwill	178.2	152.8
Restricted cash	6.2	6.2
Other assets	40.3	46.5

TOTAL ASSETS	$1,778.1	$1,554.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$331.5	$200.8
Accrued liabilities	168.3	135.4
Current maturities of long-term debt	22.9	20.8

Total Current Liabilities	522.7	357.0
Deferred income taxes payable	51.8	51.8
Long-term debt	605.7	631.0
Other long-term liabilities	120.4	120.5
Stockholders’ Equity	477.5	393.8

TOTAL LIABILITIES AND EQUITY	$1,778.1	$1,554.1

Aleris International, Inc.

Reconciliation of Net Income to

Earnings Before Interest, Taxes, Depreciation and

Amortization (EBITDA) and EBITDA Excluding Special Items

(in millions)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
Net income	$55.4	$18.9	83.6	$48.0
Interest expense, net	13.3	9.5	27.1	19.6
Income taxes	32.9	2.4	49.7	6.2
Minority interests	0.2	0.1	0.4	0.2
Depreciation and amortization	16.0	12.8	31.7	26.2

EBITDA	$117.8	$43.7	$192.5	$100.2
Unrealized (gains) losses on derivative financial instruments	(18.0)	9.5	(17.2)	13.1
Restructuring and other (credits) charges	(.3)	1.0	(.3)	3.8
Non-cash cost of sales impact of recording acquired assets at fair value	.4	1.1	1.6	6.7

EBITDA, excluding special items.	$99.9	$55.3	$176.6	$123.8

Aleris International, Inc.

Reconciliation of Earnings per Diluted Share to

Adjusted Earnings per Diluted Share(1)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
Earnings per share as reported	$1.75	$0.60	$2.64	$1.54

Purchase accounting adjustments	0.01	0.04	0.05	0.22

Unrealized (gains) losses on derivative financial instruments	(0.57)	0.30	(0.54)	0.42

Restructuring and other (credits) charges	(0.01)	0.03	(0.01)	0.12

Tax impact	0.22	(0.01)	0.19	(0.01)

Earnings per share as adjusted	$1.40	$0.96	$2.33	$2.29

(1)	This statement reconciles (i) earnings per share as reported, (ii) to earnings per share as adjusted to exclude the impact of purchase accounting adjustments, unrealized gains and losses on derivative financial instruments and restructuring and other credits and charges. For 2005, the “tax impact” represents the impact of using an 8.75% effective tax rate to compute adjusted earnings per share rather than the quarterly and year-to-date reported rates of 9.8% and 10.8% respectively. The 8.75% rate was used to develop our estimated adjusted earnings per share. For 2006 pro forma adjusted earnings per share, the “tax impact” was determined by using an annual tax rate of 38% on the adjusted items as shown. The methods used to compute these measures may differ from the methods used by other companies. Earnings per share as adjusted is a non GAAP measure. This non-GAAP measure has limitations as an analytical tool and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’s measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the tables contained herein reconciling the non-GAAP financial measures to comparable GAAP amounts. Management believes earnings per share as adjusted to exclude special items is useful to our stakeholders in better understanding our operating results from period to period and the ongoing performance of our underlying businesses without the impact of these special items.

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